Exhibit 3.1.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EQUINOX HOLDINGS, INC.

Equinox Holdings, Inc., originally incorporated December 4, 1998.

Pursuant to Section 242 and 245 of the General

Corporation Law of the State of Delaware

FIRST:                   The name of the Corporation is Equinox Holdings, Inc.

SECOND:              The Corporation’s registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:                  The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:              The total number of shares of stock which the Corporation shall have authority to issue is 20,400,000 shares, consisting of:

(1)           20,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”); and

(2)           400,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

a.             Common Stock

Subject to all of the rights of the Preferred Stock, dividends may be paid on the Common Stock, as and when declared by the Board of Directors, out of any funds of the Corporation legally available for the payment of such dividends.

b.            Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation is hereby authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions thereof (including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series then outstanding.  In the event that the number of shares of any series is so decreased, the shares constituting such reduction shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH:   The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a)           The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

(b)           The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

(c)           All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

(d)           The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.

(e)           No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the

Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

SIXTH:                  The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused the below officer to file this Amended and Restated Certificate of Incorporation on December 15, 2000.

EQUINOX HOLDINGS, INC.

By:	/s/ Donato Errico, Jr.
Name: Donato Errico, Jr.